UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): September 3, 2003


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

NEWS RELEASE                                            CONTACTS: (408) 995-5115
                                    Media Relations: Katherine Potter, Ext. 1168
                                     Investor Relations: Rick Barraza, Ext. 1125


                 CALPINE SELLS PARTIAL INTEREST IN 150-MEGAWATT
                             AUBURNDALE POWER PLANT

     (SAN JOSE, CALIF.) Sept. 3, 2003 - Calpine Corporation [NYSE:CPN] today announced that it has completed the sale of a 70-percent interest in its Auburndale Power Plant to Pomifer Power Funding, LLC, a subsidiary of ArcLight Energy Partners Fund I, L.P. (ArcLight) for $86 million in cash. Calpine will hold the remaining interest in the facility and will continue to provide operations and maintenance services. The 150-megawatt, natural gas-fired cogeneration facility is located in Auburndale, Fla. approximately 50 miles east of Tampa. This sale represents another planned liquidity-enhancing transaction involving Calpine's Qualifying Facilities. With the Auburndale sale, Calpine has completed or announced nearly $2 billion of liquidity-enhancing transactions this year.

     "The Auburndale transaction enhances Calpine's liquidity while sustaining the company's long-term commitment to provide clean, reliable electricity to Florida power customers. ArcLight and Calpine both benefit from co-owning a strong operating facility with an attractive, long-term source of cash flow," said Calpine Senior Vice President Carolyn Marsh.

     The Auburndale Power Plant entered commercial operation in 1994. Calpine acquired a 50-percent share of the energy center in 1997 and the remaining interest in 2000. Calpine sells the majority of the facility's electricity output to Florida Power Corporation under a long-term power purchase contract that expires in 2013. As a cogeneration facility, it also sells approximately 190,000 pounds of steam per hour to Florida Distillers and Cutrale Citrus Juices under long-term contracts that expire in 2009 and 2013, respectively.

     In addition to maintaining an ownership interest in and managing operations of the Auburndale cogeneration facility, Calpine will continue to help meet Florida's electricity demand through its Auburndale Peaking unit, which entered commercial operation in August 2002, and its Osprey Energy Center, a 590-megawatt combined-cycle generating facility currently under construction. Upon completion of the Osprey Energy Center in 2004, Calpine will supply power to Seminole Electric Cooperative under a 20-year power sales agreement. Both facilities are fueled by clean natural gas and are located at Calpine's Auburndale, Fla. energy campus.

     Calpine Corporation is a leading North American power company dedicated to providing electric power to wholesale and industrial customers from clean, efficient, natural gas-fired and geothermal power facilities. The company generates power at plants it owns or leases in 22 states in the United States, three provinces in Canada and in the United Kingdom. Calpine is also the world's largest producer of renewable geothermal energy, and it owns approximately one trillion cubic feet equivalent of proved natural gas reserves in Canada and the United States. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit www.calpine.com.

     This news release discusses certain matters that may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation ("the Company") and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto; (ii) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity; (iii) commercial operations of new plants that may be delayed or prevented because of various development and construction risks, such as a failure to obtain the necessary permits to operate, failure of third-party contractors to perform their contractual obligations or failure to obtain financing on acceptable terms; (iv) unscheduled outages of operating plants; (v) cost estimates are preliminary and actual costs may be higher than estimated; (vi) a competitor's development of lower cost generating gas-fired power plants; (vii) risks associated with marketing and selling power from power plants in the newly-competitive energy market; (viii) the successful exploitation of an oil or gas resource that ultimately depends upon the geology of the resource, the total amount and costs to develop recoverable reserves and operations factors relating to the extraction of natural gas; (ix) the effects on the Company's business resulting from reduced liquidity in the trading and power industry; (x) the Company's ability to access the capital markets or obtain bank financing on attractive terms; (xi) sources and uses of cash are estimates based on current expectations; actual sources may be lower and actual uses may be higher than estimated (xii) the direct or indirect effects on the Company's business of a lowering of its credit rating (or actions it may take in response to changing credit rating criteria), including, increased collateral requirements, refusal by the Company's current or potential counterparties to enter into transactions with it and its inability to obtain credit or capital in desired amounts or on favorable terms; and (xiii) other risks identified from time-to-time in our reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2002, and its quarterly report on Form 10-Q for the quarter ended June 30, 2003, which can be found on the Company's website at www.calpine.com. All information set forth in this news release is as of today's date, and the Company undertakes no duty to update this information.



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  September 4, 2003